Exhibit 3.2

AMENDED AND RESTATED BYLAWS OF

FILANA THERAPEUTICS, INC.

a Delaware corporation

(As amended March 10, 2026)

ARTICLE I
STOCKHOLDERS

1.	ANNUAL MEETINGS

An annual meeting of stockholders of Filana Therapeutics, Inc. (the “Company”) shall be held for the election of directors at such date and time, as may be designated by resolution of the Board of Directors from time to time. Any other proper business may be transacted at the annual meeting.

2.	SPECIAL MEETINGS

Special meetings of stockholders for any purpose or purposes may be called at any time by the Board of Directors, Chairman of the Board, President or Chief Executive Officer of the Company, and such special meetings may not be called by any other person or persons.

3.	PLACE OF MEETINGS; NOTICE OF MEETINGS

The Board of Directors may designate any place, either within or without the state of Delaware, as may be designated by resolution of the Board of Directors as the place of meeting for any annual meeting or for any special meeting. The Board of Directors may, in its sole discretion, determine that a special or annual meeting of stockholders shall not be held at any place, but may instead be held in whole or in part by means of remote communication as authorized under the General Corporation Law of the State of Delaware (“DGCL”).

Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the time and place, if any, of the meeting and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at the meeting.  In the case of a special meeting, the written notice shall state the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the Company’s Certificate of Incorporation (as amended and/or restated from time to time, the “Certificate of Incorporation”) or these Bylaws, the written notice of any meeting shall be given not less than ten nor more than sixty days before the date of the meeting to each stockholder entitled to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Company.

4.	NOMINATION OF DIRECTORS AND PROPOSAL OF OTHER BUSINESS

(a)    Nominations of persons for election as directors and the proposal of other business to be considered by stockholders may be made at any annual meeting of stockholders or, in the case of director nominations, at any special meeting of stockholders called for the purpose of electing directors, only (i) by or at the direction of the Board of Directors (or any duly authorized committee thereof), (ii) by any person or persons authorized to do so by the Board of Directors (or any duly authorized committee thereof), or (iii) by any stockholder of the Company who is a stockholder of record on the date of the giving of notice in proper form as provided for in this Section 4(a), on the record date for the meeting and on the date of the meeting who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 4(a) (such stockholder of record giving the notice, the “Noticing Stockholder”). Notwithstanding the foregoing, this Section 4 will be the exclusive means for a stockholder to submit business before an annual meeting of stockholders (other than proposals properly made in accordance with Rule 14a-8 or otherwise under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)).

In addition to any other applicable requirements, for a nomination to be made or business to be properly brought by a stockholder pursuant to clause (iii) of the first paragraph of this Section 4(a), the Noticing Stockholder must deliver timely notice thereof in proper written form to the Secretary at the principal executive offices of the Company within the time period specified in Section 4(b) of this Article I and any such proposed business (other than the nominations of persons for election to the Board of Directors) must constitute a proper matter for stockholder action. To be in proper written form, such notice to the Secretary shall set forth:

(i)

as to each person whom the Noticing Stockholder proposes to nominate for election or re-election as a director, (A) the name, age, business address and residence address of the person, (B) a complete biography and statement of such person’s qualifications, including the principal occupation or employment of the person (at present and for the past five years), (C) the class, series and number of all shares of stock of the Company which are owned beneficially or of record by such person, (D) the Specified Information (as defined below) for the person, any immediate family member of such person, and any Affiliate or Associate of such person, (E)(1) a complete and accurate description of all agreements, arrangements and understandings between each Holder (as defined below) and any Stockholder Associated Person (as defined below), on the one hand, and such person, on the other hand, during the past three years, including, without limitation, (x) to consult or advise on any investment or potential investment in the Company, or (y) to nominate, submit, or otherwise recommend such person for appointment (or, for the avoidance of doubt, as a candidate for appointment) to any officer, executive officer or director role of the Company, and (2) a complete and accurate description of the outcome of any situations described pursuant to the foregoing clause (1), (F) whether such person has (1) notified the board of directors of each publicly listed company at which such person serves as an officer, executive officer or director with respect to such person’s proposed nomination for election to the Board of Directors, and (2) as applicable, received all necessary consents to serve on the Board of Directors if so nominated and elected or otherwise appointed (or, if any such consents have not been received, how such person intends to address the failure to receive such necessary consents), (G) whether such person’s nomination, election or appointment, as applicable, would violate or contravene a corporate governance policy, including, without limitation, a conflicts of interest or “overboarding” policy of any publicly listed company at which such person serves as an officer, executive officer or director and, if so, a description of how such person intends to address such violation or contravention, (H) the first date of contact between any Holder and/or Stockholder Associated Person, on the one hand, and such person, on the other hand, with respect to the Company, (I) the amount and nature of any direct or indirect economic or financial interest, if any, of such person, or of any immediate family member of such person, in any funds or vehicles managed by, under common management with or affiliated with any Holder and/or Stockholder Associated Person, (J) a complete and accurate description of all direct and indirect compensation and other monetary or non-monetary agreements, arrangements and understandings that have existed during the past two years, and any other material relationships between or among any Holders and/or Stockholder Associated Person, on the one hand, and such person, any immediate family member of such person, or such person’s Affiliates and Associates, on the other hand (including the names of such persons), and all biographical, related party transaction and other information that would be required to be disclosed pursuant to the federal securities laws, including Item 404 promulgated under Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) (or any successor provision), if any Holder or any Stockholder Associated Person were the “registrant” for purposes of such rule and such person were a director or executive officer of such registrant, (K) any other information relating to the person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election or that is otherwise required pursuant to and in accordance with Regulation 14A of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in proxy statements as a proposed nominee of the Noticing Stockholder and to serve as a director if elected), (L) the executed consent of such person being named in the proxy statement as a nominee and to serving as a director if elected and a completed and signed representation and agreement of such person as required by the second paragraph of Section 1 of Article II of these Bylaws, and (M) a completed and signed questionnaire, representation and agreement and any and all other information required by paragraph (v) of this Section 4(a);

(ii)

as to any other business that the Noticing Stockholder proposes to bring before the meeting: (A) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (B) any material interest of each Holder and each Stockholder Associated Person, if any, in such business, (C) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these Bylaws, the text of the proposed amendment), and (D) a description of all agreements, arrangements and understandings between each Holder and any Stockholder Associated Person and any other person or persons (including their names) in connection with the proposal of such business by the Noticing Stockholder;

(iii)

as to the Noticing Stockholder and the beneficial owner, if any, on whose behalf the nomination is being made or other business is being proposed (collectively with the Noticing Stockholder, the “Holders” and each a “Holder”): (A) the name and address of each Holder as such name and address appear on the Company’s books, as applicable, and the name and address of each Stockholder Associated Person, if any, (B) as of the date of the notice (1) the class, series and number of all shares of stock of the Company which are, directly or indirectly, owned beneficially or of record by each Holder and any Stockholder Associated Person (provided that, for the purposes of this Section 4(a), any such person shall in all events be deemed to beneficially own any shares of stock of the Company as to which such person has a right to acquire beneficial ownership at any time in the future (whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition or both)), (2) whether and the extent to which each Holder and any Stockholder Associated Person holds any voting, investment, pecuniary and/or economic interests, privileges or rights in a security, contract or arrangement relating to the stock or other securities of the Company, including without limitation any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act, but without regard to clause (6) thereto), and any other derivative, option, swap, stock loan, repurchase agreement, or other instrument (whether settled in cash or in stock) whose value is derived, in whole or in part, from the price or other attribute of the stock or other securities of the Company, (3) a description of any proxy, contract, arrangement, understanding or relationship pursuant to which each Holder and any Stockholder Associated Person has any right to vote or has granted a right to vote any shares of stock or any other security of the Company, (4) any direct or indirect interest of each Holder or any Stockholder Associated Person in any contract with the Company or any Affiliate of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (5) any material pending or threatened action, suit or proceeding (whether civil, criminal, investigative, administrative or otherwise) in which any Holder or any Stockholder Associated Person is, or is reasonably expected to be made, a party or material participant involving the Company or any of its officers, directors or employees, or any Affiliate of the Company, or any officer, director or employee of such Affiliate (the information described in this Section 4(a)(iii)(B) shall be referred to as the “Specified Information”), (C) a representation by the Noticing Stockholder that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting, will continue to be a stockholder of record of the Company entitled to vote at such meeting through the date of such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or other business, (D) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by each Holder and each Stockholder Associated Person, if any, (E) any other information relating to each Holder and each Stockholder Associated Person, if any, that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Regulation 14A of the Exchange Act, (F) a representation by the Noticing Stockholder as to whether any Holder and/or Stockholder Associated Person intends or is part of a group which intends: (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding stock required to elect the proposed nominee or approve or adopt the other business being proposed and/or (ii) otherwise to solicit proxies from stockholders in support of such nomination or other business, (G) a certification by the Noticing Stockholder that each Holder and any Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with its acquisition of shares of stock or other securities of the Company and/or such person’s acts or omissions as a stockholder of the Company, (H) with respect to each nomination, the statement required by Rule 14a-19(b)(3) of the Exchange Act (or any successor provision), (I) the names and addresses of other stockholders (including beneficial owners) known by any of the Holder or Stockholder Associated Person to financially support such proposal(s) or nomination(s) and, to the extent known, the class or series and number of all shares of the Company’s stock beneficially owned or of record by such other stockholder(s) or other beneficial owner(s), and (J) a representation by the Noticing Stockholder as to the accuracy of the information set forth in the notice.

(iv)

The Company may also, as a condition to any such nomination or business being deemed properly brought before a meeting of stockholders, require any Holder or any proposed nominee to deliver to the Secretary, within five Business Days of any such request, such other information as may reasonably be requested by the Board of Directors, in its sole discretion, including (A) such other information  needed to determine (i) the eligibility of such proposed nominee to serve as a director of the Company, and (ii) whether such proposed nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation or any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence and/or financial expertise of the Company's directors (collectively, the “Independence Standards”), and (B) such other information that could be material to a reasonable stockholder's understanding of the independence, or lack thereof, of such proposed nominee.

(v)

In addition to the other requirements of this Section 4(a), each person whom a Noticing Stockholder proposes to nominate for election or re-election as a director of the Company must deliver in writing (in accordance with the time periods prescribed for delivery of notice described herein) to the Secretary at the principal executive offices of the Company (A) a completed written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request), (B) a written representation and agreement (in the form provided by the Secretary upon written request of any stockholder of record identified by name within five Business Days of such written request) that such person in such person’s individual capacity intends to serve a full term if elected as a director of the Company, and (C) the representations and agreements required by the second paragraph of Section 1 of Article II of these Bylaws.

(vi)

A Noticing Stockholder’s notice pursuant to this Section 4(a) shall further be updated and supplemented, if necessary, so that all the information provided in such notice shall be true and correct as of the record date for the annual or special meeting, and as of the date that is ten Business Days prior to the meeting or any adjournment, or postponement thereof, and such update and supplement shall be delivered to the Secretary at the principal executive offices of the Company not later than five Business Days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and not later than eight Business Days prior to the date for the meeting or any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten Business Days prior to the meeting or any adjournment or postponement thereof. A Noticing Stockholder in his or her original notice shall confirm his or her intention to update and supplement the information provided in his or her notice as required in the preceding sentence. In addition, if the Noticing Stockholder has delivered to the Company a notice relating to the nomination of directors, the Noticing Stockholder shall deliver to the Secretary of the Company no later than eight Business Days prior to the date of the meeting, or any adjournment or postponement thereof, if practicable (or, if not practicable, on the first practicable date prior to the date of the meeting or such adjournment or postponement thereof) reasonable evidence that it has complied with the requirements of Rule 14a-19 of the Exchange Act (or any successor provision). For the avoidance of doubt, the obligation to update and supplement set forth in this paragraph or any other Section of these Bylaws shall not limit the Company’s rights with respect to any deficiencies in any notice provided by a Noticing Stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a Noticing Stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders.

(vii)

Except as may be otherwise provided in these Bylaws or the  Certificate of Incorporation with respect to the right of holders of preferred stock of the Company to nominate and elect a specified number of directors in certain circumstances, no person shall be eligible for election as a director of the Company, nor shall any business be conducted at an annual or special meeting of stockholders, unless properly nominated or brought forth in accordance with the procedures set forth in this Section 4(a) and, with respect to proposed nominees, unless qualified under the other provisions of these Bylaws. Except as otherwise provided by law, at any meeting of stockholders, the chair of the meeting (or, in advance of any such meeting, the Board of Directors) shall (a) determine whether a nomination or proposed business was properly made in accordance with the foregoing procedures, as applicable, and (b) if any nomination or proposed business was not made in accordance with the foregoing procedures, as applicable, declare to the meeting that the defective nomination or proposed business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

(b)    To be timely, a Noticing Stockholder's notice of a nomination proposed to be made pursuant to clause (iii) of the first paragraph of Section 4(a) of this Article I, whether for an annual meeting or a special meeting called for the purpose of electing directors, or of other business proposed to be brought before an annual meeting of stockholders pursuant to clause (iii) of the first paragraph of Section 4(a) of this Article I, must be delivered to the Secretary at the principal executive offices of the Company, (i) in the case of an annual meeting of stockholders, not later than the Close of Business on the 120th day nor earlier than the Close of Business on the 150th day prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the Noticing Stockholder to be timely must be so received not later than the Close of Business on the 15th day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of the annual meeting was made, whichever first occurs; and (ii) in the case of a special meeting of stockholders called for the purpose of electing directors, not later than the Close of Business on the 15th day following the day on which notice of the date of the special meeting was mailed or public announcement of the date of the special meeting was made, whichever first occurs. In no event shall the public announcement of an adjournment or postponement of an annual or special meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above. Notwithstanding anything in this Section 4(b) to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased in connection with an annual or special meeting for the election of directors and there is no public announcement by the Company naming all of the nominees for director proposed by the Board of Directors or specifying the size of the increased Board of Directors at least 10 days prior to the last day a Noticing Stockholder may deliver a notice of nominations in accordance with the first sentence of this Section 4(b), a Noticing Stockholder’s notice required by this Section 4(b) shall also be considered timely, but only with respect to proposed nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the Close of Business on the 10th day following the day on which a public announcement of such increase is first made by the Company.

(c)    Notwithstanding anything to the contrary set forth herein, if the Noticing Stockholder, or a qualified representative of such stockholder, does not appear at the annual or special meeting, as applicable, to present a proposed nomination or business, such nomination or business shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company. To be considered a “qualified representative” of the Noticing Stockholder, a person must be a duly authorized officer, manager or partner of such stockholder, or must be authorized by a written document executed by the Noticing Stockholder, or an electronic transmission delivered by such Noticing Stockholder to act for such stockholder as proxy at the annual or special meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the annual or special meeting.

(d)    For purposes of these Bylaws:

“Affiliates” and “Associates” shall have the meanings attributed to such terms in Rule 12b-2 under the Exchange Act.

“Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Austin, Texas or New York, New York are authorized or obligated by law or executive order to close.

“Close of Business” on a particular day shall mean 5:00 p.m. local time at the principal executive offices of the Company, and if an applicable deadline falls on the Close of Business on a day that is not a Business Day, then the applicable deadline shall be deemed to be the Close of Business on the immediately preceding Business Day.

“delivered” shall mean and require delivery both (i) by hand, by overnight courier service, or by United States certified or registered mail, return receipt requested, in each case to the Secretary at the principal executive offices of the Company, and (ii) by electronic mail to the Secretary.

“immediate family member” shall mean any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a specified person, and any person (other than a tenant or employee) sharing the household of such specified person.

“public announcement” shall mean disclosure: (i) in a press release released by the Company, provided such press release is released by the Company following its customary procedures, as reported by the Dow Jones News Services, Associated Press or a comparable national news service, or is generally available on internet news sites, or (ii) in a document publicly filed by the Company with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

“Stockholder Associated Person” shall mean, as to any Holder, any of such Holder’s Affiliates or Associates (each within the meaning of Rule 12b-2 under the Exchange Act).

5.	ADJOURNMENTS

Any meeting of stockholders, annual or special, may be adjourned by the person presiding over such meeting in accordance with these Bylaws for any reason and, if a quorum shall not be present, the holders of the shares entitled to vote thereon present in person or by proxy, may so adjourn the meeting. Unless these Bylaws require otherwise, when a meeting is adjourned to another time or place, if any (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication), notice need not be given of such adjourned meeting if the time, place, if any, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are (i) announced at the meeting at which the adjournment is taken, (ii) displayed during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting. At the adjourned meeting the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

6.	QUORUM

Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by majority vote, adjourn the meeting from time to time in the manner provided in Section 5 of Article I of these Bylaws until a quorum shall attend. Shares of its own stock belonging to the Company or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Company, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Company to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

7.	ORGANIZATION

Meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in his or her absence by the Vice Chairman of the Board, if any, or in his or her absence by the President, or in his or her absence by a Vice President, or in the absence of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

8.	VOTING; PROXIES

Except as otherwise provided by the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by him or her which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Company. Voting at meetings of stockholders need not be by written ballot and need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person or by proxy at such meeting. In advance of a meeting of stockholders, the Board of Directors may appoint one or more persons to act as inspectors of election at such meeting and to make a written report thereof. At all meetings of stockholders for the election of directors a plurality of the votes cast shall be sufficient to elect. Stockholders shall not be entitled to cumulative voting rights for the election of directors. All other elections and questions shall, unless otherwise provided by law, the Certificate of Incorporation or these Bylaws, be decided by the vote of the holders of shares of stock having a majority of the votes which could be cast by the holders of all shares of stock entitled to vote thereon which are present in person or represented by proxy at the meeting.

9.	FIXING DATE FOR DETERMINATION OF STOCKHOLDERS OF RECORD

In order that the Company may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or if applicable, to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date: (1) in the case of determination of stockholders entitled to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting; (2) if applicable, in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (3) in the case of any other action, shall not be more than sixty days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (2) if applicable, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board of Directors is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company in accordance with applicable law, or, if prior action by the Board of Directors is required by law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (3) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

10.	LIST OF STOCKHOLDERS ENTITLED TO VOTE

The Company shall prepare or cause to be prepared, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section shall require the Company to include the electronic mail addresses or other electronic contact information of stockholders on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, at the principal place of business of the Company. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list of stockholders or the books of the Company, or to vote in person or by proxy at any meeting of stockholders.

11.	NO ACTION BY CONSENT OF STOCKHOLDERS

Stockholders may not take action by written consent without a meeting and may act only at a duly called special or annual meeting of the Company.

ARTICLE II
BOARD OF DIRECTORS

1.	NUMBER AND QUALIFICATIONS

The business and affairs of the Company shall be under the direction of or managed by a Board of Directors who need not be residents of the State of Delaware or stockholders of the Company. The number of directors may be increased or decreased from time to time by resolution of the Board of Directors, within the limits, if any, set forth in the Certificate of Incorporation, provided no decrease shall have the effect of shortening the term of any incumbent director.

In order to be eligible for election or re-election as a director of the Company, a person must deliver to the Secretary at the principal executive offices of the Company a written representation and agreement that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company in such representation and agreement or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to (A) any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification (a “Compensation Arrangement”) in connection with such person’s nomination or candidacy for director that has not been disclosed to the Company in such representation and agreement or (B) any Compensation Arrangement in connection with service or action as a director, (iii) would be in compliance, if elected as a director of the Company, and will comply with all applicable rules of the exchanges upon which the securities of the Company are listed and with the Company’s code of business conduct, code of ethics, corporate governance policies, stock ownership and trading policies and guidelines, and any other policies or guidelines of the Company applicable to directors, and (iv) will make such other acknowledgments, enter into such agreements and provide such information as the Board of Directors requires of all directors, including promptly submitting all completed and signed questionnaires required of the Company’s directors. The written representation and agreement provided for in this Section 1 shall be in addition to any representations, agreements, certifications and information that a person seeking election or re-election as a director of the Company must deliver or submit to the Company or any officer of the Company under any other provision of these Bylaws, the Certificate of Incorporation or any applicable law, rule or regulation.

2.	ELECTION; RESIGNATION; REMOVAL; VACANCIES

The Board of Directors shall be divided into three classes designated as Class I, Class II, and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the annual meeting of stockholders at which the term of office of a class of directors shall expire, directors of such class shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this Article, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. Any director, or the entire Board of Directors, may be removed from office at any time (i) with cause by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class; or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock. Any director may resign at any time upon written notice to the Company. Unless otherwise provided in the Certificate of Incorporation, any newly created directorship or any vacancy occurring in the Board of Directors for any cause may be filled by a majority of the remaining members of the Board of Directors, and each director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced or until his or her successor is elected and qualified.

3.	REGULAR MEETINGS

Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine, and if so determined notices thereof need not be given.

4.	SPECIAL MEETINGS

Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by a majority of the directors comprising the Board of Directors, the Chairman of the Board, the President or the Chief Executive Officer of the Company. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four hours before the special meeting.

5.	TELEPHONIC MEETINGS PERMITTED

Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

6.	QUORUM; VOTE REQUIRED FOR ACTION

At all meetings of the Board of Directors a majority of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation or these Bylaws otherwise provide, the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

7.	ORGANIZATION

Meetings of the Board of Directors shall be presided over by the Chairman of the Board, if any, or in his or her absence by the Vice Chairman of the Board, if any, or in his or her absence by the President, or in their absence by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

8.	INFORMAL ACTION BY DIRECTORS

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.

ARTICLE III
COMMITTEES

1.	COMMITTEES

The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it.

2.	COMMITTEE RULES

Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article III of these Bylaws.

ARTICLE IV
OFFICERS

1.	EXECUTIVE OFFICERS; ELECTION; QUALIFICATIONS; TERM OF OFFICE; RESIGNATION; REMOVAL; VACANCIES

The Board of Directors shall elect a President and Secretary, and it may, if it so determines, choose a Chairman of the Board and a Vice Chairman of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Company. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Company. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Company by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

2.	POWERS AND DUTIES OF EXECUTIVE OFFICERS

The officers of the Company shall have such powers and duties in the management of the Company as may be prescribed by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

ARTICLE V
STOCK

1.	CERTIFICATES

The shares of capital stock of the Company shall be represented by certificates; provided, however, that the Board may provide by resolution or resolutions that some or all of any or all classes of its capital stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by or in the name of the Company by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, of the Company, certifying the number of shares owned by him or her in the Company. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Company with the same effect as if he or she were such officer, transfer agent, or registrar at the date of issue.

2.	LOST, STOLEN OR DESTROYED STOCK CERTIFICATES; ISSUANCE OF NEW CERTIFICATES

The Company may issue a new certificate of stock, or uncertificated shares, in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or his or her legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE VI
INDEMNIFICATION

1.	THIRD PARTY ACTIONS

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was a director or officer of the Company, or that such director or officer is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture trust or other enterprise (collectively “Agent”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

2.	ACTIONS BY OR IN THE RIGHT OF THE COMPANY

The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was an Agent (as defined in Section 1 of Article VI) against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in manner he or she reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

3.	SUCCESSFUL DEFENSE

To the extent that an Agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2 of Article VI, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

4.	DETERMINATION OF CONDUCT

Any indemnification under Sections 1 and 2 of Article VI (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that the indemnification of the Agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Sections 1 and 2 of Article VI. Such determination shall be made (1) by the Board of Directors or an executive committee by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) or if such quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

5.	PAYMENT OF EXPENSES IN ADVANCE

Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Article VI.

6.	INDEMNITY NOT EXCLUSIVE

The indemnification and advancement of expenses provided or granted pursuant to the other Sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

7.	INSURANCE INDEMNIFICATION

The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was an Agent of the Company, or is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Article VI.

8.	THE COMPANY

For purposes of this Article VI, references to “the Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors and officers, so that any person who is or was a director or Agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under and subject to the provisions of this Article VI (including, without limitation the provisions of Section 4 of this Article VI) with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

9.	EMPLOYEE BENEFIT PLANS

For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article VI.

10.	INDEMNITY FUND

Upon resolution passed by the Board, the Company may establish a trust or other designated account, grant a security interest or use other means (including, without limitation, a letter of credit), to ensure the payment of certain of its obligations arising under this Article VI and/or agreements which may be entered into between the Company and its officers and directors from time to time.

11.	INDEMNIFICATION OF OTHER PERSONS

The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not an Agent (as defined in Section 1 of this Article VI), but whom the Company has the power or obligation to indemnify under the provisions of the DGCL or otherwise. The Company may, in its sole discretion, indemnify an employee, trustee or other agent as permitted by the DGCL. The Company shall indemnify an employee, trustee or other agent where required by law.

12.	SAVINGS CLAUSE

If this Article VI or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify each Agent against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Company, to the full extent permitted by any applicable portion of this Article VI that shall not have been invalidated, or by any other applicable law.

13.	CONTINUATION OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VII
MISCELLANEOUS

1.	FISCAL YEAR

The fiscal year of the Company shall be determined by resolution of the Board of Directors.

2.	SEAL

The corporate seal shall have the name of the Company inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

3.	WAIVER OF NOTICE OF MEETINGS OF STOCKHOLDERS, DIRECTORS AND COMMITTEES

Any written waiver of notice, signed by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice.

4.	INTERESTED DIRECTORS; QUORUM

No contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (1) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum: or (2) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (3) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

5.	FORM OF RECORDS

Any records maintained by the Company in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs, or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Company shall so convert any records so kept upon the request of any person entitled to inspect the same.

6.	AMENDMENT OF BYLAWS

These Bylaws may be altered or repealed, and new Bylaws made, by the Board of Directors, but except as otherwise provided in the Certificate of Incorporation, the stockholders may make additional Bylaws and may alter and repeal any Bylaws whether adopted by them or otherwise.

ARTICLE VIII
EXCLUSIVE FORUM

1.	EXCLUSIVE FORUM FOR CERTAIN ACTIONS

(a)    Unless the Company consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.

(b)    Unless the Company executes an Alternative Forum Consent, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company arising out of or relating to any provision of the DGCL, the Certificate of Incorporation or these Bylaws, or (iv) any action asserting a claim against the Company or any director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware, provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

(c)    Failure to enforce the foregoing provisions would cause the Company irreparable harm and the Company shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock or other security of the Company shall be deemed to have notice of and consented to the provisions of this Article VIII. If any action the subject matter of which is within the scope of this Article VIII is filed in a court other than the exclusive forum specified in this Article VIII (a “Foreign Action”) by or in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this Article VIII and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Company’s ongoing consent right as set forth above in this Article VIII with respect to any current or future actions or claims.

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